Exhibit 10.20

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (“Agreement”) is made and entered into on this the 8th day of March, 2007, by and between Halter Financial Group, L.P., a Texas limited partnership (“HFG”), and Redpoint Bio Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to engage HFG to provide certain advisory and consulting services as specifically enumerated below commencing as of the date hereof related to the Going Public Transaction and the Post-Transaction Period (each as hereinafter defined), and HFG is willing to be so engaged.

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1.             Retention.  As of the date hereof, the Company hereby retains and HFG hereby agrees to be retained as the Company’s advisor during the term of this Agreement.  The Company acknowledges that HFG shall have the right to engage third parties to assist it in its efforts to satisfy its obligations hereunder.  In its capacity as an advisor to the Company, HFG will:

A.                                     Going Public Transaction.

Assist the Company in evaluating the manner of effecting a going public transaction with a public shell corporation (“Pubco”) domiciled in the United States of America and quoted on the “OTC BB” (a “Going Public Transaction”). It is anticipated that upon consummation of both the Going Public Transaction and the contemplated reverse split of Pubco’s outstanding common stock, the holders of Pubco’s common stock immediately prior to the closing of the Going Public Transaction shall hold, in the aggregate, 500,000 shares of Pubco’s issued and outstanding common capital stock.

B.                                     Post Transaction Period

Upon consummation of the Going Public Transaction, HFG agrees to:

(i)            assist Pubco in obtaining a new CUSIP number and a new stock symbol upon the changing of its name;

(ii)           facilitate the preparation and assembly of application materials for the listing of Pubco’s common stock on a national stock exchange; and

(iii)          provide Pubco with such additional advisory services as may be reasonably requested, to the extent HFG has the expertise or legal right to render such services.

2.             Authorization.  Subject to the terms and conditions of this Agreement, the Company hereby appoints HFG to act on a best efforts basis as its consultant during the Authorization Period (as hereinafter defined).  HFG hereby accepts such appointment, with it being expressly acknowledged that HFG is acting in the capacity of independent contractor and not as agent of either the Company, affiliates of the Company or Pubco.

3.             Reorganization Merger.  As part of the Going Public Transaction, the Company shall merge with and into a wholly-owned subsidiary of Pubco, with the Company as the surviving corporation and wholly-owned subsidiary of Pubco (the “Merger”).  Subsequent to the Merger, a second merger shall follow in which Pubco shall merge with and into the Company (the “Reorganization Merger”).  HFG, as a stockholder of Pubco, hereby agrees to vote in favor of both the Merger and the Reorganization Merger.

4.             Authorization Period.  HFG’s engagement hereunder shall become effective on the date hereof (the “Effective Date”) and will automatically terminate (the “Termination Date”) on the first to occur of the following: (a) 90 days from the Effective Date in the event the Going Public Transaction has not been completed or (b) 12 months from the Effective Date.

5.             Fees and Expenses.  In consideration for the services to be provided for hereunder the Company shall pay to HFG the amount of $350,000 (the “Fee”) to be paid on the closing date of the Going Public Transaction.

6.             Indemnification.  The parties hereto shall indemnify each other to the extent provided for in this paragraph.  Except as a result of an act of gross negligence or willful misconduct on the part of a party hereto, no party shall be liable to another party, or its officers, directors, employees, shareholders or affiliates, for any damages sustained as a result of an act or omission taken or made under this Agreement.  In those cases where gross negligence or willful misconduct of a party is alleged and proven, the non-damaged party agrees to defend, indemnify and hold the damaged party harmless from and against any and all reasonable costs, expenses and liabilities suffered or sustained as a result of the act of gross negligence or willful misconduct.

7.             Governing Law.  This Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG:

Halter Financial Group, L.P.

By:	/s/ Timothy P. Halter
Timothy P. Halter, Chairman, Halter
Financial Group GP, LLC, its General Partner

The Company:

Redpoint Bio Corporation

By:	/s/ F. Raymond Salemme
Name: F. Raymond Salemme
Its:	Chief Executive Officer